Exhibit 10.3
Veeva Systems Inc.
Non-Employee Director Compensation Plan
(Effective as of November 14, 2020)
Each non-employee member of the Board receives an annual cash retainer of $50,000, paid in quarterly installments.
Non-employee members of the Board also receive grants of RSUs under our 2013 Equity Incentive Plan on the date of our annual meeting of stockholders. Such annual grants are valued on the date of grant and vest quarterly over one year. On the date of each annual meeting of stockholders, each non-employee director who is serving on the Board as of such date will be issued RSUs valued at $200,000 of our Class A common stock. In addition, the non-executive chairman or lead independent director will receive an additional issuance of RSUs valued at $50,000 of our Class A common stock.
Non-employee members of the Audit Committee, Compensation Committee, and Nominating and Governance Committee are granted additional RSUs as follows.
•Audit Committee
◦Members: RSUs valued at $25,000
◦Chair: RSUs valued at $50,000
•Compensation Committee
◦Members: RSUs valued at $12,500
◦Chair: RSUs valued at $25,000
•Nominating and Governance Committee
◦Members: RSUs valued at $5,000
◦Chair: RSUs valued at $12,500
New directors and new committee members will receive cash and equity compensation on a pro-rated basis to coincide with our annual director compensation period, which begins in the month of our annual meeting of stockholders.
We also have a policy of paying for regulatory filing fees related to ownership of Veeva stock and reimbursing directors for their reasonable out-of-pocket expenses incurred in attending Board and committee meetings.